Exhibit 99.1

News Release

Contact(s):	Media Inquiries:	Visteon Corporation
	Tammera L. Hallums	Corporate Communications
	(313) 755-0998	17000 Rotunda Drive
	thallums@visteon.com	Dearborn, Michigan 48120
Facsimile: 313-755-7983

UAW and Visteon Finalize Supplemental Agreement

DEARBORN, Mich., May 6, 2004 — Visteon Corporation (NYSE:VC) and the United Auto Workers today signed a seven-year Visteon Supplemental Agreement covering new hires at Visteon’s UAW Master Agreement facilities. The two parties announced a tentative agreement April 29. Under the agreement, Visteon will hire new employees at wage and benefit levels significantly below UAW-Ford Master Agreement rates, improving the company’s competitive position.

“We are pleased to have worked cooperatively with the UAW to reach an agreement that improves our cost structure while providing opportunities for future UAW-represented employees,” said Robert H. Marcin, Visteon senior vice president, corporate relations. “This is an important step in our continuous drive to be a globally competitive Tier 1 automotive supplier.”

The agreement covers employees at Visteon’s 15 UAW Master Agreement facilities in the United States. Under terms of the agreement, the starting wage will be $14 per hour, with a grow-in to a full rate of up to $18.50 per hour. The agreement also includes more cost-competitive health care, pension and post-retirement medical benefits.

Visteon Corporation is a leading full-service supplier that delivers consumer-driven technology solutions to automotive manufacturers worldwide and through multiple channels within the global automotive aftermarket. Visteon has approximately 72,000 employees and a global delivery system of more than 200 technical, manufacturing, sales, and service facilities located in 25 countries.

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